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                                                            Exhibit 22
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                                                            Page 1 of 2


                        REPORT OF INSPECTOR OF ELECTION
                        FOR ADVO, INC.'S ANNUAL MEETING
                           HELD ON JANUARY 22, 1998



I, John J. Boryczki, Assistant Vice President of ChaseMellon Shareholder Services, L.L.C. Transfer Agent and Registrar of the Company, and David M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 22, 1998, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, CT, report as follows:


1. There were present, in person or by proxy, 19,746,557 shares of common stock or 87.77% at the Annual Meeting.


2.  The following votes of common stock were cast as follows:



PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                       FOR                         WITHHELD

Bruce Crawford              19,698,291   99.76%               48,266   .24%
David Dyer                  19,698,391   99.76%               48,166   .24%
Jack W. Fritz               19,694,423   99.74%               52,134   .26%
Robert Kamerschen           19,671,735   99.62%               74,822   .38%
Gary M. Mulloy              19,674,241   99.63%               72,316   .37%
Howard H. Newman            19,676,088   99.64%               70,469   .36%
John R. Rockwell            19,698,788   99.76%               47,769   .24%
John L. Vogelstein          19,675,688   99.64%               70,869   .36%





PROPOSAL #2:  AMENDMENT TO THE 1986 EMPLOYEE RESTRICTED STOCK PLAN

FOR                         15,279,366   77.38%
AGAINST                      2,315,724   11.73%
ABSTAIN                         86,212     .44%
BROKER NO-VOTE               2,065,255   10.45%
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                                                           Exhibit 22
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                                                           Page 2 of 2



PROPOSAL #3: AMENDMENT OF THE 1988 NON-QUALIFIED STOCK OPTION PLAN AND THE 1993
             STOCK OPTION SUBPLAN

FOR                         11,358,168   57.52%
AGAINST                      6,235,002   31.58%
ABSTAIN                         88,131     .45%
BROKER NO-VOTE               2,065,256   10.45%





PROPOSAL # 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
              COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998


FOR                         19,718,923   99.86%
AGAINST                         21,711     .11%
ABSTAIN                          5,923     .03%


No other matters were submitted for a vote at this Meeting.

IN TESTIMONY WHEREOF, I have hereunto set my hand this 23rd day of January, 1998.


JOHN J. BORYCZKI /s/
----------------------------
John J. Boryczki
Assistant Vice President
ChaseMellon Shareholder Services, L.L.C.